Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 18, 2017 (February 7, 2018, as to the change in reportable segments in Note 1) relating to the consolidated financial statements and financial statement schedule of Tapestry, Inc. and subsidiaries, and the effectiveness of Tapestry, Inc. and subsidiaries’ internal control over financial reporting appearing in Tapestry Inc.’s Current Report on Form 8-K dated February 7, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 7, 2018